Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following sets forth certain unaudited pro forma condensed combined financial data giving effect to the Polygon Acquisition (defined below), the issuance and sale of $300.0 million in 7.0% senior notes due 2022 (“the 2022 notes”), $120.0 million in borrowings under the Senior Unsecured Facility (defined below) and the use of $148.6 million in cash on hand (including $100.0 million of cash generated from certain land banking arrangements) to finance the Polygon Acquisition and to pay related fees and expenses. The unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only. The pro forma data is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Polygon Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of William Lyon Homes (the “Company”) following the consummation of the Polygon Acquisition. There were no material transactions between the Company and Polygon Northwest Homes (defined below) during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined balance sheet assumes that the Polygon Acquisition took place on June 30, 2014.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2014 assumes that the Polygon Acquisition took place on January 1, 2013.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 assumes that the Polygon Acquisition took place on January 1, 2013.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 assumes that the Polygon Acquisition took place on January 1, 2013.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Polygon Acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of the Company for the applicable periods, and Polygon Northwest Homes for the applicable periods:

•	historical financial statements of the Company for the year ended December 31, 2013 and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	historical financial statements of the Company as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014;

•	historical financial statements of Polygon Northwest Homes for the year ended December 31, 2013 and the related notes included in Polygon Northwest Homes’ audited combined financial statements for the year ended December 31, 2013, included as a portion of Exhibit 99.1 to the Current Report on Form 8-K/A; and

•	historical financial statements of Polygon Northwest Homes as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 and the related notes included in Polygon Northwest Homes’ unaudited combined financial statements for the period ended June 30, 2014, included in Exhibit 99.2 to the Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under GAAP, which is subject to change and interpretation. The Company has been treated as the acquiror in the Polygon Acquisition for accounting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Polygon Acquisition, the costs to combine the operations of the Company and Polygon Northwest Homes or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

(in thousands, except per share data)

	Historical
	William Lyon Homes	Polygon Northwest Homes	Pro Forma Adjustments			Pro Forma Combined
ASSETS
Cash and cash equivalents	102,781	26,802	(48,580)	(a	)	54,201
			(26,802)	(b	)
Restricted cash	504	4,843	(4,843)	(b	)	504
Receivables	21,859	5,385	(5,385)	(b	)	21,859
Real Estate inventories
Owned	931,186	303,574	213,384	(c	)	1,348,144
			(100,000)	(d	)
Deferred loan costs, net	12,075	—	15,366	(e	)	27,441
Goodwill	14,209	—	33,471	(c	)	47,680
Intangibles, net	1,651	—	5,000	(c	)	6,651
Deferred income taxes; net	91,853	—	—			91,853
Other assets, net	13,778	4,613	386	(c	)	18,778

Total assets	1,189,896	345,217	81,998			1,617,111

LIABILITIES AND EQUITY
Accounts payable	31,043	14,175	(2,298)	(b	)	42,920
Accrued expenses	70,056	5,139	(4,545)	(b	)	70,650
Notes payable	35,906	243,146	(243,146)	(b	)	155,906
			120,000	(f	)
5.75% Senior notes due 2019	150,000	—	—			150,000
8.5% Senior notes due 2020	430,732	—	—			430,732
7.0 % Senior notes due 2022	—	—	300,000	(f	)	300,000

	717,737	262,460	170,011			1,150,208

Common stock	318	—	—			318
APIC	312,479	—	—			312,479
Controlling Members Net Investment	—	51,542	(51,542)	(i	)	—
Retained earnings	136,984	—	(5,257)	(g	)	131,728

	449,781	51,542	(56,799)			444,525

Noncontrolling interests	22,378	31,215	(31,215)	(h	)	22,378

Total liabilities and equity	1,189,896	345,217	81,998			1,617,111

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2014

(in thousands, except per share data)

	Historical
	William Lyon Homes	Polygon Northwest Homes	Pro Forma Adjustments		Pro Forma Combined
Home sales	308,456	116,930	—		425,386
Lots, land and other sales	1,711	—	—		1,711
Construction services	19,593	127	—		19,720

	329,760	117,057	—		446,817

Cost of sales - homes	(234,518)	(83,202)	(15,019)	(1)	(332,739)
Cost of sales - lots, land and other	(1,320)	—	—		(1,320)
Construction services	(16,473)	—	—		(16,473)
Sales and marketing	(15,482)	(6,492)	—		(21,974)
General and administrative	(23,155)	(7,184)	—		(30,339)
Amortization of intangible assets	(1,120)	—	—		(1,120)
Other	(1,291)	—	—		(1,291)

	(293,359)	(96,878)	(15,019)		(405,256)

Operating income	36,401	20,179	(15,019)		41,561
Interest expense, net of amounts capitalized	—	(91)	91	(5)	—
Other income, net	473	(966)	2,412	(6)	1,919

Income before taxes	36,874	19,122	(12,516)		43,480
Income Taxes	(10,780)	—	(2,398)	(3)	(13,178)

Net income	26,094	19,122	(14,914)		30,302
Net income attributable to noncontrolling interests	(5,112)	(3,878)	3,878	(4)	(5,112)

Net income attributable to William Lyon Homes	20,982	15,244	(11,036)		25,190

Net income available to common stockholders	20,982	15,244	(11,036)		25,190

Income per common share:
Basic	0.67				0.81
Diluted	0.64				0.77

Weighted-average common shares outstanding:
Basic	31,159,422				31,159,422
Diluted	32,669,560				32,669,560

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2013

(in thousands, except per share data)

	Historical
	William Lyon Homes	Polygon Northwest Homes	Pro Forma Adjustments		Pro Forma Combined
Home sales	197,082	127,749	—		324,831
Lots, land and other sales	3,248	—	—		3,248
Construction services	11,961	850	—		12,811

	212,291	128,599	—		340,890

Cost of sales - homes	(159,975)	(95,266)	(13,321)	(1)	(268,562)
Cost of sales - lots, land and other	(2,838)	—	—		(2,838)
Construction services	(9,337)	—	—		(9,337)
Sales and marketing	(10,803)	(6,474)	—		(17,277)
General and administrative	(17,816)	(6,165)	—		(23,981)
Amortization of intangible assets	(982)	—	(1,250)	(2)	(2,232)
Other	(1,051)	—	—		(1,051)

	(202,802)	(107,905)	(14,571)		(325,278)

Operating income	9,489	20,694	(14,571)		15,612
Interest expense, net of amounts capitalized	(2,551)	(228)	—		(2,779)
Other income, net	143	2,404	(1,073)	(6)	1,474

Income before reorg items and taxes	7,081	22,870	(15,644)		14,307
Reorganization items, net	(464)	—	—		(464)

Income before taxes	6,617	22,870	(15,644)		13,843
Income Taxes	(10)	—	(2,623)	(3)	(2,633)

Net income	6,607	22,870	(18,267)		11,210
Net income attributable to noncontrolling interests	(1,761)	(4,427)	4,427	(4)	(1,761)

Net income attributable to William Lyon Homes	4,846	18,443	(13,840)		9,449
Preferred stock dividends	(1,528)	—	—		(1,528)

Net income available to common stockholders	3,318	18,443	(13,840)		7,921

Income per common share:
Basic	0.18				0.43
Diluted	0.17				0.41

Weighted-average common shares outstanding:
Basic	18,297,264				18,297,264
Diluted	19,159,912				19,159,912

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(in thousands, except per share data)

	Historical
	William Lyon Homes	Polygon Northwest Homes	Pro Forma Adjustments		Pro Forma Combined
Home sales	$521,310	$290,078	$-		$811,388
Lots, land and other sales	18,692	-	-		18,692
Construction services	32,533	1,801	-		34,334

	572,535	291,879	-		864,414

Cost of sales - homes	(405,496)	(212,915)	(33,651)	(1)	(652,062)
Cost of sales - lots, land and other	(14,692)	-	-		(14,692)
Construction services	(25,598)	-	-		(25,598)
Sales and marketing	(26,102)	(14,386)	-		(40,488)
General and administrative	(40,770)	(11,919)	-		(52,689)
Amortization of intangible assets	(1,854)	-	(2,500)	(2)	(4,354)
Other	(2,166)	-	-		(2,166)

	(516,678)	(239,220)	(36,151)		(792,049)

Operating income	55,857	52,659	(36,151)		72,365
Interest expense, net of amounts capitalized	(2,602)	(207)	207	(7)	(2,602)
Other income, net	510	4,500	(2,389)	(6)	2,621

Income before reorg items and taxes	53,765	56,952	(38,333)		72,384
Reorganization items, net	(464)	-	-		(464)

Income before taxes	53,301	56,952	(38,333)		71,920
Income taxes	82,302	-	(6,759)	(3)	75,543

Net income	135,603	56,952	(45,092)		147,463
Net income attributable to noncontrolling interests	(6,471)	(13,867)	13,867	(4)	(6,471)

Net income attributable to William Lyon Homes	129,132	43,085	(31,225)		140,992
Preferred stock dividends	(1,528)	-	-		(1,528)

Net income available to common stockholders	$127,604	$43,085	$(31,225)		$139,464

Income per common share:
Basic	$5.16				$5.64
Diluted	$4.95				$5.41

Weighted-average common shares outstanding:
Basic	24,736,841				24,736,841
Diluted	25,796,197				25,796,197

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of Transaction

On August 12, 2014, the Company completed its acquisition (the “Polygon Acquisition”) of the residential homebuilding business of PNW Home Builders, L.L.C. (“PNW Parent”), pursuant to the purchase and sale agreement (the “Acquisition Agreement”), dated June 22, 2014 among William Lyon Homes, Inc., a California corporation (“California Lyon”), PNW Parent, PNW Home Builders North, L.L.C., PNW Home Builders South, L.L.C. and Crescent Ventures, L.L.C. (collectively, the “Sellers”). The residential homebuilding business of Polygon Northwest Homes and its affiliates was not conducted through a stand-alone legal entity, but rather are a combination of the residential homebuilding operations owned by Sellers through their direct and indirect ownership of certain limited liability companies that own real property (such operations being referred to herein as “Polygon Northwest Homes”) and conducted business as Polygon Northwest Company (“Polygon”). Pursuant to the Acquisition Agreement, the Company acquired, for cash, all of the membership interests of the underlying limited liability companies and certain service companies and other assets, for an aggregate cash purchase price of $520.0 million (on a debt free and cash free basis), plus an additional approximately $28.0 million at closing pursuant to working capital adjustments reflecting, among other adjustments, additional homebuilding inventory for lots owned and controlled and a reduction in assumed liabilities including accounts payable, in each case as compared to estimates made at the time of execution of the Acquisition Agreement, and which cash purchase price remains subject to final working capital adjustment in accordance with the terms of the Acquisition Agreement. Separately, PNW Parent is also engaged in commercial building activities and rental operations, which were excluded from the Polygon Acquisition and were not acquired by the Company. Polygon Northwest Homes now operates as two new divisions of the Company under the Polygon name, one in Washington, with a core market of Seattle, and the other in Oregon, with a core market of Portland.

On August 11, 2014, WLH PNW Finance Corp. (the “Escrow Issuer”), a wholly owned subsidiary of California Lyon, completed its private placement with registration rights of 7.00% Senior Notes due 2022 (the “2022 Notes”), in an aggregate principal amount of $300 million. On August 12, 2014, in connection with the consummation of the Polygon Acquisition, Escrow Issuer merged with and into California Lyon, which we refer to as the “Escrow Merger”, and California Lyon assumed the obligations of the Escrow Issuer under the 2022 Notes and the related indenture by operation of law. Following the Escrow Merger, California Lyon is the obligor under the 2022 Notes, and the 2022 Notes are guaranteed on a senior unsecured basis by the Company and certain of its existing and future wholly owned subsidiaries, including the entities acquired through the Polygon Acquisition. The net proceeds from the issuance of the 2022 Notes were used to fund a portion of the purchase price for the Polygon Acquisition.

On August 12, 2014, the Company entered into a senior unsecured loan facility (the “Senior Unsecured Facility”), pursuant to which the Company borrowed $120.0 million in order to pay a portion of the purchase price for the Polygon Acquisition. The debt under the Senior Unsecured Facility bears interest at an annual rate equal to a Eurodollar rate (subject to a minimum “floor” of 1.00%), plus an initial margin, which margin will increase by 0.50% every three months after August 12, 2014 that such debt remains outstanding, subject to an interest rate cap. The Senior Unsecured Facility will initially mature on the one-year anniversary of August 12, 2014, and may be prepaid in whole or in part prior to maturity without penalty. Any debt under the Senior Unsecured Facility that has not been previously repaid in full on or prior to the initial maturity date will be automatically converted into a senior term loan facility, which could be exchanged at the option of the lenders thereunder in whole or in part for senior exchange notes. The obligations of California Lyon under the Senior Unsecured Facility are guaranteed by the same entities that are guarantors under the existing Revolving Credit Facility, and the Senior Unsecured Facility ranks pari passu with California Lyon’s existing and future unsecured indebtedness.

The net proceeds of the issuance and sale of the 2022 Notes and the borrowings under the Senior Unsecured Facility, along with approximately $148.6 million in cash on hand (including approximately $100.0 million of cash proceeds generated from several separate new land banking arrangements with respect to land parcels located in California, Washington and Oregon), were used to finance the Polygon Acquisition and to pay related fees and expenses.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, and were based on the historical financial statements of the Company and Polygon Northwest Homes. The historical William Lyon Homes and Polygon Northwest Homes columns in the Unaudited Pro Forma Condensed Combined Balance Sheet and the Condensed Combined Statement of Operations represent the unaudited results as of June 30, 2014 and for the six months ended June 30, 2014 and 2013, and for the year ended December 31, 2013.

The Unaudited Pro Forma Condensed Combined Statement of Operations give effect to the Pro Forma adjustments (as described below) as if the Polygon Acquisition had occurred or had become effective as of January 1, 2013. The Unaudited Condensed Combined Balance Sheet gives effect to the Pro Forma adjustments as if the Polygon Acquisition had occurred on June 30, 2014.

The unaudited pro forma condensed combined financial information is based on available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and does not necessarily reflect the Company’s results of operations or financial condition had the pro forma transactions occurred at an earlier date and should not be considered representative of the Company’s future financial condition or results of operations.

Accounting standards require that the assets and liabilities of the acquired entity are recognized at their acquisition-date fair value and that the consideration transferred be measured at the closing date of the acquisition at the then-current market price.

GAAP defines the term “fair value”, and sets forth the valuation requirements for any asset or liability measured at fair value, and specifies a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Under this definition, market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Many of these fair value measurements can be highly subjective, and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded as of the completion of the acquisition, primarily at their respective fair values and added to the existing assets and liabilities of the Company. Financial statements and reported results of operations of the Company issued after the completion of the acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Polygon Northwest Homes as of any date or for any period prior to the acquisition.

3.	Accounting Policies

The Company will continue to review Polygon Northwest Homes’ accounting policies. As a result of the ongoing review, the Company may identify differences between the accounting policies of the two companies that could have a material impact on the combined pro forma financial statements. At this time, the Company is not aware of any differences that would have a material impact on the combined pro forma financial statements. The unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies between the two companies.

4.	Allocation of the Purchase Price

The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of the transaction date, and have been prepared to illustrate the estimated effect of the transaction. Due to the preliminary nature of these estimates, actual results could differ significantly from such estimates.

(a) Inventory

Acquisition date fair value of inventory was estimated using a combination of the discounted cash flow method as well as a residual value and spot value underwriting approach on land and land under development that the Company traditionally applies during the land acquisition process. The final determination of the fair value of real estate inventory could be impacted by expected average selling price, sales pace, cost to complete estimates, highest and best use of the projects prior to acquisition, or comparable land values.

(b) Intangible Assets

The Company valued the estimated homes in backlog as an Intangible Asset using the income method, assuming a with/without approach to income. The final determination of the fair value of backlog will depend on the final number of homes in backlog received as of the transaction date, as well as the expected selling price of those homes.

The acquisition date fair value of brand intangible was estimated using comparable values ascribed in other recent market transactions, and taking into account Polygon Northwest Homes market position as a leading builder in the Seattle and Portland residential markets. This asset is deemed to have an indefinite life.

(c) Other Assets

The Company acquired a 50% interest in a joint venture mortgage business. The acquisition date fair value assigned to this joint venture was estimated using the discounted cash flow method. The final determination of the fair value of this joint venture will depend on the estimated cash flow streams and income of the joint venture.

The final determination of purchase price allocation upon the consummation of the Polygon Acquisition will be based on Polygon Northwest Homes’ net assets acquired as of that date, and will depend on a number of factors which cannot be predicted with certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information, and as such the actual allocations may differ from the pro forma adjustments presented. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth (in thousands) a preliminary allocation of the estimated purchase price consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Polygon Northwest Homes, with the excess recorded as goodwill:

ASSETS
Real Estate Inventories	$516,958
Goodwill	33,471
Intangible Asset - Brand Name	2,500
Intangible Asset - Backlog	2,500
Joint Venture in Mortgage Business	5,000

Total Assets	560,429

LIABILITIES
Accounts payable	(11,877)
Accrued expenses	(594)

Total Liabilities	(12,471)

Net Assets Acquired	$547,958

5.	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Reflects $548.0 million of cash paid to acquire the net assets of Polygon Northwest Homes, less (i) proceeds from financing the Polygon Acquisition and (ii) $20.6 million of acquisition-related transaction costs. Please see Note 7 – Financing Arrangements.
(b)	Represents the adjustment to eliminate assets and liabilities excluded from the Polygon Acquisition. Please see Note 4 – Allocation of the Purchase Price.
(c)	Reflects the allocation of the purchase price for the acquisition of the net assets of Polygon Northwest Homes. Please see Note 4 – Allocation of the Purchase Price.
(d)	Represents $100.0 million in inventory value transferred as part of a financing arrangement. Please see Note 7 – Financing Arrangements.
(e)	Reflects deferred financing costs incurred in relation to the issuance of debt as a result of the Polygon Acquisition. Of this amount, approximately $9.3 million of assumed costs relate to bridge financing (composed of a $7.5 million commitment fee and $1.8 million of funding costs), and $6.1 million relate to the issuance of the 2022 notes. Please see Note 7 – Financing Arrangements.
(f)	Portion of the senior unsecured facility expected to be used to close the Polygon Acquisition of $120.0 million, and $300.0 million in aggregate principal amount of the 2022 notes issued to finance a portion of the Polygon Acquisition. Please see Note 7 – Financing Arrangements.
(g)	Represents the impact, as a reduction of earnings, of transaction costs incurred that were not capitalizable under GAAP. Please see Note 7 – Financing Arrangements.
(h)	As part of the purchase of Polygon Northwest Homes, the Company purchased a 100% interest in the entities acquired. As such, the Company does not have a non-controlling interest related to the Polygon Acquisition.
(i)	Represents elimination of Polygon Northwest Homes’ equity in acquisition accounting.

6.	Notes to Unaudited Pro Forma Condensed Combined Income Statement

(1)	Represents the incremental increase to Cost of sales – homes as a result of applying acquisition accounting to the net assets of Polygon Northwest Homes. Please see Note 8 – Cost of sales – Homes.

(2)	Reflects the amortization of intangibles acquired as a result of the Polygon Acquisition. The Company assumes that the entire intangible asset attributed to backlog will be amortized during the twelve months following the Polygon Acquisition, and a portion of the backlog will be amortized during the first six months ended June 30, 2013.
(3)	Reflects the pro forma adjustment to record income taxes for the operations of Polygon Northwest Homes and the pro forma adjustments for the periods presented. Please see Note 9 – Income taxes.
(4)	Represents the elimination of Net income attributable to noncontrolling interests recorded by Polygon Northwest Homes. Based upon the Acquisition Agreement, all projects acquired are wholly-owned, resulting in no amounts attributable to non-controlling interests.
(5)	As the Company’s qualifying real estate projects under development exceeded total debt during the period presented, all interest incurred on a combined basis will be capitalized to inventory in accordance with ASC topic 835 “Capitalization of Interest”.
(6)	Relates to the elimination of the income effect of derivative assets that the Company did not acquire as part of the Polygon Acquisition.
(7)	Reflects the capitalization of interest to qualifying real estate projects included in inventory in accordance with ASC Topic 835 “Capitalization of Interest”.

7.	Financing Arrangements

The Company funded the Polygon Acquisition through a combination of borrowings and the transfer of land to an unrelated party, as part of a financing transaction. The Company subsequently entered into an option agreement to repurchase the land in a series of scheduled take-downs as finished lots in the future. Estimated sources and uses of cash (in thousands) related to the Polygon Acquisition are as follows:

Sources:
Proceeds from issuance of the 2022 notes	$300,000
Amount borrowed under senior unsecured facility	120,000
Proceeds from sale of land, net of related option deposit	100,000

Proceeds from financing the Polygon Northwest Homes Transaction	520,000

Uses:
Purchase price for Polygon Acquisition	(547,958)
Acquisition-Related Costs
Acquisition-related transaction costs	(5,257)
Payment of debt issuance costs	(15,366)

Total acquisition-related Costs	(20,623)

Total costs related to Polygon Acquisition	(568,581)

Pro forma adjustment to cash and cash equivalents	$(48,581)

As a result of the borrowings assumed above, the Company will incur approximately $29.7 million of incremental interest based upon the assumed interest rates in effect at issuance and assuming debt is outstanding for an entire year. A 0.125% increase or decrease in the interest rates assumed above would increase or decrease interest incurred expense on a pro forma basis by $0.5 million.

In addition to the incremental interest assumed above is the amortization of $15.4 million of deferred financing fees incurred as part of the financing transaction. As the Company anticipates that qualifying real estate projects under development will exceed total debt, the additional interest incurred will initially be capitalized to inventory in accordance with ASC topic 835 “Capitalization of Interest”.

8.	Cost of Sales

Cost of sales - homes has been adjusted to reflect the impact of the purchase price allocation of Polygon Northwest Homes’ inventory. During the first year subsequent to the Polygon Acquisition, the Company expects Cost of revenues - homes on the acquired inventory of Polygon Northwest Homes to be approximately 85.0% of Homebuilding revenue for six months ended June 30, 2013, and full year ended December 31, 2013, and approximately 84.0% of Homebuilding revenue for the six months ended June 30, 2014.

As a result of the borrowings entered into in order to fund the Polygon Acquisition, the Company will incur approximately $29.7 million of incremental interest on an annual basis, based upon the assumed interest rates in effect at issuance and assuming debt is outstanding for an entire year. As the Company anticipates that qualifying real estate projects under development will exceed total debt, the additional interest incurred will initially be capitalized to inventory in accordance with ASC topic 835 “Capitalization of Interest”. The Company estimates that the amount of interest expensed through Cost of sales will approximate 4.0% of homebuilding revenues under the current interest capitalization model, which is included in the pro forma costs of sales rate mentioned above.

As such, for the six months ended June 30, 2014, six months ended June 30, 2013, and the year ended December 31, 2013, approximately $15.0 million, $13.3 million and $33.7 million, respectively, are included as an increase to Cost of sales - homes in the unaudited pro forma condensed consolidated statement of operations.

9.	Income Taxes

As Polygon Northwest Homes was not previously required to record a provision for income tax due to its organizational structure, the Company applied statutory tax rates to the pro forma adjusted income before taxes to compute pro forma Provision for income taxes that would have been recorded had Polygon Northwest been a part of the Company’s consolidated operations during the six months ended June 30, 2014 and 2013, and year ended December 31, 2013. The pro forma adjustments are calculated below:

	Six months ended June 30, 2014	Six months ended June 30, 2013	Year Ended December 31, 2013
Polygon Northwest Homes Income Before Taxes and Pro Forma Adjustments	$6,606	$7,226	$18,619
Statutory Rate	36.3%	36.3%	36.3%
Pro Forma Tax Provision Adjustment (in thousands)	$2,398	$2,623	$6,759